Exhibit 99.1

For Further Information:

Simulations Plus, Inc.

42505 10th Street West

Lancaster, CA 93534-7059

CONTACT:
Simulations Plus Investor Relations	Hayden IR
Ms. Renee Bouche	Mr. Cameron Donahue
661-723-7723	651-653-1854
renee@simulations-plus.com	cameron@haydenir.com

For Immediate Release:

July 10, 2019

Simulations Plus Reports Third Quarter FY2019 Financial Results

Record quarter as revenues grow 16%, 9MoFY19 revenues up 13%

Board of Directors announces quarterly dividend of $0.06 per share

LANCASTER, CA, July 10, 2019 – Simulations Plus, Inc. (Nasdaq: SLP), the leading provider of modeling and simulation solutions for the pharmaceutical, biotechnology, chemicals, and consumer goods industries, today reported financial results for its third quarter of fiscal year 2019 (3QFY19) and the first nine months of fiscal year 2019 (9moFY19), the period ended May 31, 2019.

3QFY19 highlights compared with 3QFY18:

•	Net revenues increased 16.2% to $9.9 million, an increase of $1.4 million over $8.6 million
•	Gross profit was up 16.6% to $7.6 million, an increase of $1.1 million over $6.5 million
•	SG&A was $3.1 million, an increase of 18.6% or $483,000 over $2.6 million
•	Total R&D expenditures were $1,066,000, an increase of $73,000, or 7.4% over $993,000
o	In 3QFY19, $422,000 was capitalized and $643,000 was expensed
o	In 3QFY18, $485,000 was capitalized and $508,000 was expensed
•	Income before taxes increased 13.4% to $3.9 million, an increase of $456,000 over $3.4 million
•	Net income increased 20.1% to $2.9 million, an increase of $483,000 over $2.4 million
•	Diluted earnings per share increased 18.8% to $0.16 from $0.13

9moFY19 highlights compared with 9moFY18:

•	Net revenues increased 12.9% to $25.9 million, an increase of $3.0 million over $23.0 million
•	Gross profit was up 12.3% to $19.2 million, an increase of $2.1 million over $17.1 million
•	SG&A was $8.6 million, an increase of $1.3 million, or 17.2%, over $7.4 million
•	Total R&D expenditures were $3.3 million, an increase of $274,000, or 9.2% over $3.0 million
o	For 9moFY19, $1.4 million was capitalized and $1.9 million was expensed
o	For 9moFY18, $1.6 million was capitalized and $1.4 million was expensed
•	Income before taxes increased 3.3% to $8.6 million, an increase of $271,000 over $8.3 million

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•	Net income decreased 14.1% to $6.5 million, a decrease of $1.1 million from $7.6 million; this change included the one-time second-quarter tax benefit of $1.5 million reported in FY18. Without the adjustment, year-to-date income would have been up $427,000, or 7.0%
•	Diluted earnings per share decreased 14.9% to $0.36 from $0.43. In FY18, the major change in diluted earnings per share came from the $1.5 million tax adjustment that accounted for an $0.08 increase in diluted earnings per share

Shawn O’Connor, chief executive officer of Simulations Plus, said: “During the quarter, we continued to make significant progress with the key initiatives we set forth at the beginning of the year. These initiatives include investments in sales and marketing strategies to take advantage of increasing adoption of modeling and simulation applications in the pharmaceutical market. In addition, we have accelerated our efforts to attract scientific talent to increase our services capacity. We have initiated efforts to increase our local presence in global markets. These efforts are beginning to show returns in our increased growth rate.”

John Kneisel, chief financial officer of Simulations Plus, added: “We continue to deliver consistent growth and profitability and maintain a strong cash position. Consolidated cash as of May 31, 2019, was $10.3 million, and $12.9 million as of July 8, 2019. Since the beginning of this fiscal year, we continued to invest in and have released new versions of all our major programs. In just the last six months, we have released new versions of GastroPlus®, ADMET Predictor®, KIWI™, DILIsym® and NAFLDsym®. We continue to expand our base of loyal customers.”

Quarterly Dividend Declared

The Company’s Board of Directors has declared a cash dividend of $0.06 per share of the Company’s common stock payable on August 1, 2019, to shareholders of record as of July 25, 2019. The declaration of any future dividends will be determined by the Board of Directors each quarter and will depend on earnings, financial condition, capital requirements, and other factors.

Investor Conference Call

The Company invites all interested persons to attend its conference call at 4:15 p.m. Eastern Time on July 10, 2019. The live webcast/teleconference will be accessible by registering here. Please dial in five to ten minutes prior to the scheduled start time. A live, listen-only teleconference will also be available by dialing (914) 614-3221, and entering access code 952-038-001. A replay of the webcast will be available at the Investors section of the Simulations Plus website following the call.

About Simulations Plus, Inc.

Simulations Plus, Inc., is a premier developer of drug discovery and development software as well as a leading provider of both preclinical and clinical pharmacometric consulting services for regulatory submissions and quantitative systems pharmacology/toxicology models for drug-induced liver injury and nonalcoholic fatty liver disease. The company is a global leader focused on improving the ways scientists use knowledge and data to predict the properties and outcomes of pharmaceutical, biotechnology, and chemical agents. Our software is licensed to and used in the conduct of research by major pharmaceutical, biotechnology, chemical, consumer goods companies, and regulatory agencies worldwide. Our innovations in integrating new and existing science in medicinal chemistry, computational chemistry, artificial intelligence, pharmaceutical science, biology, and physiology into our software have made us the leading software provider for molecular property prediction from structure and physiologically based pharmacokinetic modeling and simulation. For more information, visit our website at www.simulations-plus.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995 – With the exception of historical information, the matters discussed in this press release are forward-looking statements that involve a number of risks and uncertainties. Words like “believe,” “expect” and “anticipate” mean that these are our best estimates as of this writing, but that there can be no assurances that expected or anticipated results or events will actually take place, so our actual future results could differ significantly from those statements. Factors that could cause or contribute to such differences include, but are not limited to: our ability to maintain our competitive advantages, acceptance of new software and improved versions of our existing software by our customers, the general economics of the pharmaceutical industry, our ability to finance growth, our ability to continue to attract and retain highly qualified technical staff, our ability to identify and close acquisitions on terms favorable to the Company, and a sustainable market. Further information on our risk factors is contained in our quarterly and annual reports and filed with the U.S. Securities and Exchange Commission.

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SIMULATIONS PLUS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

As of

	(Unaudited)	(Audited)
	May 31,	August 31,
ASSETS
	2019	2018
Current assets
Cash and cash equivalents	$10,308,125	$9,400,701
Accounts receivable, net of allowance for doubtful accounts of $0	7,735,323	5,514,528
Revenues in excess of billings	2,680,788	1,985,596
Prepaid income taxes	–	312,593
Prepaid expenses and other current assets	533,772	610,439
Total current assets	21,258,008	17,823,857
Long-term assets
Capitalized computer software development costs, net of accumulated amortization of $12,030,641 and $11,095,903	4,879,484	5,152,594
Property and equipment, net	311,841	335,224
Intellectual property, net of accumulated amortization of $3,716,460 and $3,019,584	5,258,541	5,905,416
Other intangible assets net of accumulated amortization of $1,120,625 and $852,500	3,369,375	3,637,500
Goodwill	10,387,198	10,387,198
Other assets	37,227	37,227
Total assets	$45,501,674	$43,279,016
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable	$209,085	$351,605
Accrued payroll and other expenses	1,409,202	1,152,176
Income taxes payable	434,886	–
Current portion - Contracts payable	1,700,000	2,556,644
Billings in excess of revenues	498,972	384,603
Deferred revenue	822,159	381,928
Total current liabilities	5,074,304	4,826,956
Long-term liabilities
Deferred income taxes,net	2,715,632	3,195,139
Payments due under Contracts payable	1,743,357	3,334,296
Total liabilities	9,533,293	11,356,391
Commitments and contingencies	–	–
Shareholders' equity
Preferred stock, $0.001 par value 10,000,000 shares authorized no shares issued and outstanding	–	–
Common stock, $0.001 par value 50,000,000 shares authorized 17,527,983 and 17,416,445 shares issued and outstanding	7,531	7,417
Additional paid-in capital	14,813,016	13,453,668
Retained earnings	21,147,834	18,461,540
Total shareholders' equity	35,968,381	31,922,625

Total liabilities and shareholders' equity	$45,501,674	$43,279,016

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SIMULATIONS PLUS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For the three and nine months ended May 31, 2019 and 2018

(UNAUDITED)

	Three months ended		Nine months ended
	(Unaudited)		Unaudited
	2019	2018	2019	2018
Revenues	$9,936,921	$8,553,068	$25,944,545	$22,978,565
Cost of revenues	2,324,188	2,022,972	6,734,890	5,874,062
Gross margin	7,612,733	6,530,096	19,209,655	17,104,503
Operating expenses
Selling, general, and administrative	3,087,445	2,604,168	8,613,788	7,352,404
Research and development	643,255	508,356	1,896,926	1,353,503
Total operating expenses	3,730,700	3,112,524	10,510,714	8,705,907

Income from operations	3,882,033	3,417,572	8,698,941	8,398,596

Other income (expense)
Interest income	11,050	7,825	20,296	18,313
Interest expense	(32,702)	(38,188)	(109,078)	(114,846)
Miscellaneous income	–	–	–	–
Gain (loss) from sale of assets	–	–	–	–
Loss on currency exchange	(7,941)	9,441	(40,467)	(3,820)
Total other income (expense)	(29,593)	(20,922)	(129,249)	(100,353)

Income before provision for income taxes	3,852,440	3,396,650	8,569,692	8,298,243
Provision for income taxes	(963,734)	(990,613)	(2,045,590)	(701,415)
Net Income	$2,888,706	$2,406,037	$6,524,102	$7,596,828

Earnings per share
Basic	$0.16	$0.14	$0.37	$0.44
Diluted	$0.16	$0.13	$0.36	$0.43

Weighted-average common shares outstanding
Basic	17,519,849	17,339,937	17,472,922	17,308,414
Diluted	18,096,195	17,904,428	18,008,336	17,850,171

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